Exhibit 99.1

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TOREADOR ANNOUNCES REVISED CAPITAL BUDGET AND PROVIDES OPERATIONAL UPDATES

DALLAS, TEXAS – (September 1, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) today announced a revised capital budget for the year ended December 31, 2005 and a preliminary capital budget for the year ended December 31, 2006.

Based on the recent drilling success in the western Black Sea offshore Turkey and delineation and exploration prospects available in Hungary, Toreador is revising its estimated full year capital spending for 2005 to approximately $71 million from a previously announced estimate of $53 million, and currently expects its 2006 capital spending to be approximately $79 million.

In Turkey, TPAO, the Turkish national oil company and 51% partner in Toreador’s western Black Sea permit area, has expressed a desire to accelerate the delineation and development program in the South Akcakoca sub-basin and the exploration program in the adjacent Eregli sub-basin. In addition to the jack-up rig currently under contract, a second jack-up rig has become available. Additionally, the Company believes it may be able to contract for a drillship that would be available for the deep water portion of the sub-basin along the Akcakoca ridge. Therefore, it is necessary to revise the Company’s 2005 capital budget for Turkey to $49 million with approximately $34 million to be spent in the second half of 2005. The 2006 capital budget for Turkey is currently estimated at $33 million.

In Hungary, a detailed evaluation of the Company’s recently acquired permit over two exploration blocks has identified one delineated prospect and several leads which are expected to develop into drillable prospects by early 2006. The previous operator of the permits had acquired approximately $18 million worth of 2D and 3D seismic data over a five-year period. In addition, the Company believes that two gas wells drilled by the previous operator, each of which tested at flow rates up to four million cubic feet of gas per day, can be put on production upon completion of a gas contract and construction of a processing facility and pipeline tie-in. The 2006 capital budget for Hungary is estimated at $14 million.

In France, the revised estimate of capital spending in 2005 is $16 million, of which $9 million is planned to be spent in the second half of the year. The 2006 budget is currently estimated to be $15 million, and includes the drilling of two horizontal wells and one Donnmarie

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well in the Charmottes Field in the Paris Basin; exploration in the Company’s Aufferville permit; completion of the Courtney permit exploration program; and the drilling of seven development wells in the Neocomian Field complex.

In 2005, capital spending in Romania is now estimated to be approximately $6 million and the preliminary 2006 capital budget is estimated at $16 million. In the second half of 2005, three wells in the Fauresti permit will be re-entered and another well re-entry is planned in the Viperesti permit. The 2006 plan includes $8 million in 2D seismic acquisition programs on two exploration permits and the Fauresti permit; a development well and six more re-entry wells in the Fauresti permit; and an exploration well in the Viperesti permit planned for the second half of 2006.

OPERATIONS UPDATE

Turkey

The “Prometheus” jack-up rig is preparing to move to the Cayazli-1 well location. The anticipated spud date of the well, which is being drilled to evaluate a structure located to the south southeast of the Akkaya-1 discovery well, is estimated to be in early September. The well has been designed to accomodate a dual completion string if the drilling results warrant it. In a dual completion, two formations can be produced simultaneously through separate production strings, increasing total production rates from the well.

France

Construction is in progress on a drilling pad located on the southeast flank of the Charmottes field in the Paris basin, and it is anticipated the previously announced Donnmarie exploitation well will spud in mid-September. The Triassic-age formation is expected to flow from 200 to 250 BOPD, based on results from the Charmottes-1 and -2 wells which were completed in the Donnmarie during the 1980s.

In the Nemours permit, an exploration well is expected to spud in the first week of October. Toreador has a 33% working interest in the well which is being operated by Lundin Petroleum.

In the Charmottes Field, operations are being conducted to optimize production parameters on the recently-drilled Charmottes-108H and 110H horizontal wells. The wells will be producing at minimal rates until remedial work is finished, with the completion date estimated to be in the fourth quarter.

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Romania

In the Fauresti permit rehabilitation program, the fourth of six re-entry wells planned for this year has been perforated and is being prepared for testing. The remaining two re-entries in the Fauresti permit, as well as a re-entry well in the Viperesti permit, are planned for the fourth quarter of this year. Production from the Fauresti program is expected at the end of 2005 or early 2006. Geological and geophysical work is ongoing for exploration programs planned for 2006.

Hungary

Prospect evaluation is ongoing and is expected to continue through the end of the year. Based on the work done to date, a prospect has been identified for drilling in early 2006 and the Company expects to drill two additional exploration wells later in 2006. The prospect which is expected to be drilled in the first quarter of 2006 is located in the northeast corner of the Tompa block, situated between two existing fields with combined reserves of approximately 300 billion cubic feet of natural gas.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its

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future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141